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                                                                    EXHIBIT 12.1


                        PULTE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


     The following table shows our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in the prospectus.

                                                                           Six Months Ended
                                         YEAR ENDED DECEMBER 31,               June 30,
                                   ---------------------------------  -------------------------
                                    1996   1997   1998   1999   2000      2000          2001
                                   ---------------------------------  -------------------------
                                                                      (unaudited)   (unaudited)
Ratio of earnings
to fixed charges (a)                3.00   2.49   3.76   5.31   5.45     3.99          4.30
----------------

(a) The ratios of earnings to fixed charges set forth above are computed on a total enterprise basis, except for our discontinued thrift operations, which are excluded. Fixed charges include interest incurred, a portion of rent expense representing the estimated interest factor and amortization of debt expense.